CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated May 1, 2017, and to the incorporation by reference in Post-Effective Amendment No. 178 to the Registration Statement of Lincoln Variable Insurance Products Trust (the “Trust”) (Form N-1A, File No. 033-70742) of our reports dated February 23, 2017, on the financial statements and financial highlights included in the Trust’s 2016 Annual Reports to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 24, 2017